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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240-14a-12
RATIONAL SOFTWARE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notes:

12-11-02

FOR IMMEDIATE RELEASE

Contacts:

Bill Durling	John Coffey
Rational Software	Rational Software
781-372-5886	781-372-5848
bdurling@rational.com	jcoffey@rational.com

RATIONAL SOFTWARE SUPPORT FOR MICROSOFT.NET

        Lexington, Mass., December 17, 2002—As a follow up to the December 6th announcement of IBM's intent to buy Rational Software, Rational Software (Nasdaq: RATL) today affirmed its continued support for Microsoft technologies, including the Microsoft.NET development platform.

        "Rational Software has been an early and ardent supporter of Microsoft.NET since its launch," said Mike Devlin, co-founder and CEO of Rational Software. "With the introduction of Rational® XDE™ Professional in February of this year, Rational was the first company to offer an integrated visual modeling tool for the .NET platform. Microsoft.NET is a key platform for Rational and the future of the software industry, and we will continue to support both the Visual Studio.NET development platform and the .NET execution platform."

        Rational's affirmation of support extends to both Microsoft.NET and other Microsoft languages and platforms. Explained Devlin, "Our first commitment has always been to make development easier for our customers. Our customers develop software using diverse platforms. Our ability to provide customers with a compelling product depends on our broad support for the languages and platforms used by the development community. We will continue to support heterogeneous development environments, including Microsoft languages and platforms in addition to .NET. Microsoft and Rational have had a strong relationship for the past eight years, and we expect to continue to work closely together."

        "Rational's support of Microsoft technologies has, for many years, helped customers rapidly build high quality software for the Microsoft platform," said Tom Button, Microsoft's vice president of developer tools. "Today, Rational provides a great complement to our Visual Studio.NET development environment. We're pleased that Rational plans to continue support for .NET."

        "IBM has long supported development for heterogeneous environments—it's the day-to-day reality our customers expect from us," said John Swainson, general manager, Application & Integration Middleware Division, IBM. "Today, IBM provides broad support for Microsoft Windows, including the largest portfolio of products on Windows in the industry. Like Rational, IBM is a member of the Visual Studio.NET Integration Program (VSIP), offering tools and products to support both the Visual Studio.NET development platform and the .NET servers. Assuming that we receive pending government and Rational shareholder approvals, it is IBM's intent for Rational to continue to offer development tools, best practices, and services to meet the needs of customers developing applications on and for the .NET and J2EE platforms, along with the other software environments Rational supports today."

About Rational Software Corporation

        Rational Software provides a software development platform that improves the speed, quality, and predictability of software projects. This integrated, full lifecycle solution combines software engineering best practices, market-leading tools, and professional services. Ninety-eight of the Fortune 100 rely on Rational tools and services to build better software, faster. This open platform is extended by partners who provide more than 500 complementary products and services. Founded in 1981, Rational is one of the world's largest software companies, with revenues of $657.3 million in its twelve months ended September 30, 2002, and over 3,400 employees worldwide. Rational is a member of the S&P 500 Index and a component of the Nasdaq-100 Index®. Additional information is available at www.rational.com and www.therationaledge.com, the monthly e-zine for the Rational community.

# # #

"Rational, and the Rational logo, among others, are trademarks or registered trademarks of Rational Software Corporation in the United States and/or in other countries. All other names are used for identification purposes only and are trademarks or registered trademarks of their respective companies."

In connection with the merger, Rational has filed preliminary proxy materials and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF RATIONAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations, Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014 (Telephone: (408) 863-9900). In addition, documents filed with the SEC by Rational are available free of charge at the SEC's web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Rational in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by Rational with the SEC on December 11, 2002.

Forward-Looking Statements

Except for historical information contained herein, statements contained in this document may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risk that the merger may not be consummated, risks regarding employee relations and other risks concerning IBM and Rational and their respective operations that are detailed in the periodic filings with the SEC of IBM and Rational, including their most recent filings on Form 10-K.

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RATIONAL SOFTWARE SUPPORT FOR MICROSOFT.NET